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                         PARTNERSHIP GUARANTEE AGREEMENT

                         Capita Preferred Funding, L.P.

                          Dated as of October __, 1996

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                                TABLE OF CONTENTS

                                                                            PAGE
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ARTICLE I....................................................................  2

     SECTION 1.1.  Definitions...............................................  2

ARTICLE II...................................................................  4

     SECTION 2.1.  Guarantee.................................................  4
     SECTION 2.2.  Waiver of Notice and Demand...............................  4
     SECTION 2.3.  Obligations Not Affected..................................  4
     SECTION 2.4.  Rights of Holders.........................................  5
     SECTION 2.5.  Guarantee of Payment......................................  6
     SECTION 2.6.  Subrogation...............................................  6
     SECTION 2.7.  Independent Obligations...................................  7

ARTICLE III..................................................................  7

     SECTION 3.1.  Limitation of Transactions................................  7
     SECTION 3.2.  Ranking...................................................  7

ARTICLE IV...................................................................  8

     SECTION 4.1.  Termination...............................................  8

ARTICLE V....................................................................  8

     SECTION 5.1.  Successors and Assigns....................................  8
     SECTION 5.2.  Amendments................................................  9
     SECTION 5.3.  Notices...................................................  9
     SECTION 5.4.  Gender....................................................  9
     SECTION 5.5.  Benefit...................................................  9
     SECTION 5.6.  Governing Law.............................................  9


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                         PARTNERSHIP GUARANTEE AGREEMENT

            This PARTNERSHIP GUARANTEE AGREEMENT, dated as of ___________, 1996, is executed and delivered by AT&T Capital Corporation, a Delaware corporation (the "Company" or the "Guarantor"), for the benefit of the holders from time to time of the Partnership Preferred Securities (as defined below).

            WHEREAS, pursuant to an Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement"), dated as of the date hereof, of Capita Preferred Funding, L.P., a Delaware limited partnership (the "Issuer"), the Issuer may issue a single series of limited partner interests in the Issuer (the "Partnership Preferred Securities");

            WHEREAS, pursuant to the Partnership Agreement, the proceeds received by the Issuer from the issuance and sale of the Partnership Preferred Securities will be invested by the Issuer in the Affiliate Investment Instruments and Eligible Debt Securities (each as defined in the Partnership Agreement); and

            WHEREAS, the Guarantor, as incentive for the Holders (as defined herein) to purchase Partnership Preferred Securities, desires hereby irrevocably and unconditionally to agree, to the extent set forth herein, to pay to the Holders the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein.

            NOW, THEREFORE, in consideration of the purchase by each Holder of Partnership Preferred Securities, which purchase the Guarantor hereby agrees shall directly or indirectly provide at least some material benefit to the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders.

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                                    ARTICLE I

SECTION 1.1.  Definitions

            As used in this Partnership Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Partnership Agreement.

            "Affiliate" means, with respect to any specified person, any other person that directly or indirectly controls or is controlled by, or is under common control with, such specified person, provided, that, with respect to the Guarantor, "Affiliate" shall be deemed to also include any entity of which at least 20% of the capital stock is owned by a person that directly or indirectly controls the Guarantor.

            "Affiliated Restricted Payments" means any payment (including, without limitation, payments for the sale, purchase or lease of any assets or properties or the rendering of any services) to any Affiliate of the Guarantor, except for Permissible Affiliated Payments.

            "Guarantee Payments" shall mean the following payments or distributions, without duplication, with respect to the Partnership Preferred Securities, to the extent not paid or made by the Issuer: (i) any accrued and unpaid distributions that have theretofore been declared on the Partnership Preferred Securities out of funds legally available therefor, (ii) the redemption price, including all accrued and unpaid Distributions to the date of redemption (the "Redemption Price"), payable out of funds legally available therefor, with respect to any Partnership Preferred Securities called for redemption by the Issuer, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Issuer, the lesser of (a) the aggregate of the liquidation preference and all accrued and unpaid distributions on the Partnership Preferred Securities to the date of payment and (b) the amount of assets of the Issuer after satisfaction of all liabilities remaining available for distribution to Holders in liquidation of the Issuer (in either case, the "Liquidation Distribution").


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            "Holder" shall mean any holder, as registered on the books and records of the Issuer, of any Partnership Preferred Securities; provided, however, that in determining whether the holders of the requisite percentage of Partnership Preferred Securities have given any request, notice, consent or waiver hereunder, "Holder" shall not include the Guarantor or any Affiliate of the Guarantor.

            "Permissible Affiliated Payments" means (i) payments by the Company or its subsidiaries (other than the Partnership or the Trust) to Affiliates of the Company for management or other advisory services not to exceed $10 million per annum and (ii) transactions made in good faith the terms of which are fair and reasonable to the Company or such majority-owned subsidiary, as the case may be, and are at least as favorable as terms which could be obtained by the Company or such majority-owned subsidiary, as the case may be, in a comparable transaction made on an arm's length basis with persons which are not Affiliates of the Company; provided, that with respect to a payment or a series of payments not greater than $1 million, such payments shall be conclusively deemed to be on terms which are fair and reasonable to the Company or any of its majority-owned subsidiaries and on terms which are at least as favorable as the terms which could be obtained on an arm's length basis with persons who are not Affiliates if such payments are approved by a majority of the Company's independent directors; and provided, further, that with respect to a payment or a series of related payment or payments in excess of $1 million, the Company or such subsidiary shall either (A) have received a written opinion of a nationally recognized investment bank stating that the terms of such payment are fair to the Company or such subsidiary, as the case may be, from a financial point of view, or (B) have selected the Affiliate or Affiliates which are to receive such payments based upon a competitive bid procedure in which the Company or such subsidiary shall have received at least two independent bids, administered in good faith and on commercially reasonable terms by the Company or such subsidiary.


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                                   ARTICLE II

SECTION 2.1. Guarantee.

            The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments, as and when due (without duplication of amounts theretofore paid by the Issuer), regardless of any defense, right of set-off or counterclaim which the Issuer may have or assert. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

SECTION 2.2. Waiver of Notice and Demand.

            The Guarantor hereby waives notice of acceptance of this Partnership Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Issuer, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

SECTION 2.3. Obligations Not Affected.

            The obligations, covenants, agreements and duties of the Guarantor under this Partnership Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

            (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Partnership Preferred Securities to be performed or observed by the Issuer;

            (b) the extension of time for the payment by the Issuer of all or any portion of the distributions, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Partnership Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the


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      Partnership Preferred Securities; provided that nothing in this
      Partnership Guarantee Agreement shall affect or impair any valid extension;

            (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Partnership Preferred Securities, or any action on the part of the Issuer granting indulgence or extension of any kind;

            (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

            (e) any invalidity of, or defect or deficiency in, the Partnership Preferred Securities;

            (f) the settlement or compromise of any obli- gation guaranteed hereby or hereby incurred; or

            (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 2.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

SECTION 2.4. Rights of Holders

            The Guarantor expressly acknowledges that (i) this Partnership Guarantee Agreement will be deposited with the General Partner to be held for the benefit of the Holders; (ii) in the event of the appointment of a Special Representative to, among other things, enforce this Partnership Guarantee Agreement, the Special Representative may take possession of this Partnership Guarantee Agreement for such purpose; (iii) if no Special


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Representative has been appointed, the General Partner has the right to enforce this Partnership Guarantee Agreement on behalf of the Holders; (iv) the Holders of not less than a majority in aggregate liquidation preference of the Partnership Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of this Partnership Guarantee Agreement including the giving of directions to the General Partner or the Special Representative, as the case may be; and (v) if the General Partner or Special Representative fails to enforce this Partnership Guarantee Agreement as above provided, any Holder may institute a legal proceeding directly against the Guarantor to enforce its rights under this Partnership Guarantee Agreement, without first instituting a legal proceeding against the Issuer or any other person or entity. Notwithstanding the foregoing, if the Guarantor has failed to make a guarantee payment, a Holder may directly institute a proceeding against Guarantor to enforce such payment under this Partnership Guarantee Agreement.

SECTION 2.5.  Guarantee of Payment

            This Partnership Guarantee Agreement will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Issuer.

SECTION 2.6. Subrogation

            The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer in respect of any amounts paid to the Holders by the Guarantor under this Partnership Guarantee Agreement provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Partnership Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Partnership Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.


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SECTION 2.7. Independent Obligations

            The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Partnership Preferred Securities and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Partnership Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (f), inclusive, of Section 2.3 hereof.

                                   ARTICLE III

SECTION 3.1.  Limitation of Transactions

            So long as any Partnership Preferred Securities remain outstanding, if (a) for any distribution period, full distributions on a cumulative basis on any Partnership Preferred Securities have not been paid or declared and set apart for payment (b) there shall have occurred an Event of Default under the Partnership Agreement or (c) the Guarantor shall be in default with respect to its payment obligations under this Partnership Guarantee Agreement, the Trust Preferred Securities Guarantee, the Trust Common Securities Guarantee or any [Investment Guarantee] then, during such period the Company shall not, nor permit any majority owned subsidiary to (i) declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to any of its capital stock or comparable equity interest (except for dividends or distributions in shares of its capital stock, conversions or exchanges of common stock of one class into common stock of another class and dividends, distributions with respect to the Partnership or the Trust or dividends and distributions on the common stock of wholly owned subsidiaries of the Company), (ii) make, or permit the making of, any Affiliated Restricted Payments except for Permissible Affiliated Payments, and (iii) make any guarantee payments with respect to the foregoing.

SECTION 3.2. Ranking

            This Partnership Guarantee Agreement will constitute an unsecured obligation of the Guarantor and


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will rank (i) subordinate and junior in right of payment to all other liabilities of the Guarantor, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued from time to time by the Guarantor and with any guarantee now or hereafter entered into by the Guarantor in respect of any preferred or preference stock of any Affiliate of the Guarantor, and (iii) senior to the Guarantor's common stock. Any similar guarantee given hereafter by the Company with respect to Partnership Preferred Securities that is silent as to seniority will rank pari passu with this Partnership Guarantee Agreement.

                                   ARTICLE IV

SECTION 4.1. Termination

            This Partnership Guarantee Agreement shall terminate and be of no further force and effect, as to the Partnership Preferred Securities, upon full payment of the Redemption Price of all Partnership Preferred Securities, and will terminate completely upon full payment of the amounts payable in accordance with the Partnership Agreement upon liquidation of the Issuer. This Partnership Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must, in accordance with Delaware Revised Uniform Limited Partnership Act, restore payment of any sums paid under any Partnership Preferred Securities or this Partnership Guarantee Agreement.

                                    ARTICLE V

SECTION 5.1. Successors and Assigns

            All guarantees and agreements contained in this Partnership Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Partnership Preferred Securities then outstanding.


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SECTION 5.2. Amendments

            Except with respect to any changes which do not adversely affect the rights of Holders (in which case no consent of Holders will be required), this Partnership Guarantee Agreement may only be amended with the prior approval of the Holders of not less than a majority in liquidation preference of all the outstanding Partnership Preferred Securities.

SECTION 5.3. Notices

            Any notice, request or other communication required or permitted to be given hereunder to the Guarantor shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail), addressed to the Guarantor, as follows (and if so given, shall be deemed given when mailed):

            AT&T Capital Corporation
            44 Whippany Road
            Morristown, NJ  07962
            Attention:  General Counsel
            Facsimile No:  (201) 397-4356

            Any notice, request or other communication required or permitted to be given hereunder to the Holders shall be given by the Guarantor in the same manner as notices sent by the Issuer to the Holders.

SECTION 5.4. Gender

            The masculine, feminine and neuter genders used herein shall include the masculine, feminine and neuter genders.

SECTION 5.5. Benefit

            This Partnership Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the Partnership Preferred Securities.

SECTION 5.6. Governing Law

            THIS PARTNERSHIP GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.


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            THIS PARTNERSHIP GUARANTEE AGREEMENT is executed as of the day and year first above written.

                                    AT&T CAPITAL CORPORATION



                                    By: __________________________
                                        Name:
                                        Title:

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